Exhibit 10.1

SEPARATION AGREEMENT
Revlon Consumer Products Corporation (“RCPC”), Revlon, Inc. (“Revlon” and, together with RCPC, the “Company”), and Roberto Simon (“Executive”) have entered into this Separation Agreement (this “Agreement”) as of November 3, 2015.
RECITALS
A.    Executive and the Company previously entered into an Amended and Restated Employment Agreement, dated as of July 28, 2015 (the “Employment Agreement”).
B.    Executive has notified the Company of his desire to resign from employment with the Company and to assist the Company with the transition of Executive’s responsibilities to other Company personnel.
C.    The parties desire to enter into this Agreement in order to establish the terms of Executive’s separation from service with the Company (including, without limitation, with respect to the extent of Executive’s entitlement to any further payments or benefits from the Company, as well as the extent of Executive’s continuing obligations to the Company, including but not limited to the transition of Executive’s responsibilities to other Company personnel).
NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.
Separation from Employment. On February 26, 2016, or as otherwise mutually determined by Executive and the Company (the actual date of separation from employment, the “Separation Date”), Executive will resign from employment with, and as the Executive Vice President and Chief Financial Officer of, the Company. As of the Separation Date, Executive will resign from all positions that Executive holds as an officer, director, employee, committee member or otherwise of the Company and its subsidiaries and affiliates, and will promptly execute such documents and take such actions as may be necessary or requested by the Company to effect or memorialize the resignation of such positions. Notwithstanding anything to the contrary, the Company may terminate Executive’s employment at any time prior to the Separation Date for “Cause” (as such term is defined in, and determined pursuant to, the Employment Agreement). In the event of any such termination of Executive’s employment for Cause, then this Agreement will be null and void, Executive will receive no payments or benefits under this Agreement, and the termination of Executive’s employment will be governed by the Employment Agreement (which will remain in full force and effect in accordance with its terms).

2.
Payments and Other Consideration. Except as otherwise expressly set forth in this Agreement (including, without limitation, pursuant to Sections 1 and 6 hereof), the Employment Agreement will be terminated in its entirety effective as of the Separation Date, and neither Executive nor the Company will have any rights or obligations under the Employment Agreement from or after the Separation Date. Subject to the terms and conditions of this Agreement (including, without limitation, Executive’s compliance with Sections 3, 6 and 7 hereof), Executive is entitled to receive the following in connection with the separation of his employment from the Company, but in each case (and except as otherwise required by law) only as long as Cause for termination of Executive’s employment does not exist as of the Separation Date:

(a)	Executive will receive any accrued, but unpaid, salary as of the Separation Date, payable as required by law or otherwise in accordance with the Company’s standard payroll practices;

(b)	the Company will waive its right to any recovery or recoupment of the one-time $150,000 housing allowance paid to Executive in August 2015;

(c)
at no cost to Executive, the Company will utilize its tax preparation consultant for 2015 tax preparation as it relates solely to the preparation of any tax forms required solely due to Executive’s position as

Exhibit 10.1

the Chief Financial Officer of the Company during 2015; additionally, in lieu of Executive’s current tax preparation reimbursement arrangement with the Company, Executive will receive a $10,000 allowance in equal installments payable in January and February 2016 for Executive’s 2015 personal tax preparation;

(d)
the Company will transfer to Executive the 2012 Volkswagen Touareg, which is the Company vehicle currently utilized by Executive; provided that Executive will be solely and fully responsible for all taxes and fees due in connection with the transfer of this vehicle to Executive (the current value of which is estimated to be approximately $24,300);

(e)	Section 9 of the Employment Agreement (regarding indemnification) will continue in full force and effect in accordance with its terms;

(f)
Executive will receive any applicable payments and/or benefits accrued through the Separation Date under, and paid in accordance with and at such times as provided by, the terms and conditions of the Amended and Restated Revlon Excess Savings Plan and the Revlon Employees' Savings, Investment and Profit Sharing Plan, as applicable;

(g)
the Company will pay to Executive during 2016 his actual 2015 annual bonus (which is targeted at 75% of his annual base salary of $600,000, subject to the terms and conditions of the Company’s applicable bonus program and adjustment based upon the level of the Company’s attainment of the applicable performance factors), but in any event on or before March 15, 2016, or if later as soon as administratively practicable after Executive executes and delivers the Release contemplated by Section 3 hereof to the Company, fully effective and with all periods for revocation therein having expired (as applicable, the “Payment Date”); additionally, on the Payment Date, the Company will pay to Executive $75,000, representing a pro rata portion of his 2016 annual bonus at target;

(h)
on the Payment Date, the Company will pay to Executive the actual amount of the second and final installment of his 2014 transitional long-term incentive program award granted under the Incentive Plan (which has a target amount of $333,333, subject to the terms and conditions of the Company’s applicable long-term incentive program and adjustment based upon the level of the Company’s attainment of the applicable performance factors); provided that any and all other outstanding LTIP awards (e.g., that would otherwise have vested in March 2017 and March 2018) will be cancelled and forfeited (without any additional consideration therefor); and

(i)
on March 15, 2016, Executive will vest in 15,133 restricted shares of Revlon Class A common stock granted to Executive under the Fourth Amended and Restated Revlon, Inc. Stock Plan (the “Stock Plan”), with the remaining balance of 60,532 restricted shares (that would otherwise have vested in equal installments in March 2017, 2018, 2019 and 2020) being cancelled and forfeited in accordance with the terms and conditions of the Stock Plan and the applicable restricted stock award agreement thereunder; provided that all other Company equity awards that are outstanding and unvested as of the Separation Date will be cancelled and forfeited in their entirety on the Separation Date in accordance with the terms of the Stock Plan and applicable award agreements thereunder (without any additional consideration therefor).

The payments and benefits set forth in this Section 2 will be in complete and final satisfaction of any and all compensation, severance or other benefits otherwise due to Executive upon separation from employment (including, without limitation, any amounts otherwise payable under the Employment Agreement or any Company severance policy, practice, program, arrangement or agreement).

3.
General Release Agreement. As a condition to the receipt of the any payments or benefits pursuant to this Agreement that are not otherwise required by law, Executive must first execute and deliver to the Company (and not revoke during any period of revocation contained therein) an effective release of claims agreement

Exhibit 10.1

(releasing all claims against the Company and its subsidiaries and affiliates) in a form satisfactory to the Company (the “Release”), within 30 calendar days following the Separation Date, which Release will constitute a part of this Agreement.

4.
Affirmations. Executive affirms that Executive has not filed or caused to be filed, and is not presently a party to any claim, complaint or action against the Company or any of its subsidiaries or affiliates in any forum. Executive also affirms that Executive has no claims against the Company or any of its subsidiaries or affiliates or any of their respective directors, officers or employees, including, without limitation, based on financial injury, reputational damage, workplace injuries and/or occupational diseases, and has been provided, and has not been denied, any leave requested under the Family and Medical Leave Act. Executive disclaims and waives any right of reinstatement with the Company or any of its subsidiaries or affiliates.

5.
Benefits and COBRA. Effective as of the Separation Date, the Company will cease administering Executive’s health benefit coverage and cease providing or administering all other health and welfare benefit coverage for Executive. Executive acknowledges that Executive’s health benefit coverage is an individual policy personal to Executive and not part of the Company’s group health plan. The Company has advised Executive that, if and to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable law, Executive may have a right to elect continued coverage under the Company’s applicable group health plan for a period of up to 18 months (or such other length of time, if any, as may be required by applicable law) from the Separation Date pursuant to COBRA or other applicable law.

6.
Restrictive Covenants. Executive acknowledges and agrees that any and all of Executive’s obligations and restrictive covenants (including but not limited to any confidentiality, non-solicitation, non-competition, intellectual property right, and non-disparagement provisions or obligations) contained in the Employment Agreement (including but not limited to those set forth in Sections 5-8 of the Employment Agreement, and all obligations referenced therein), or in any other agreement or arrangement in effect with the Company or any of its subsidiaries or affiliates, will continue in effect in accordance with the applicable terms and conditions thereof.

7.
Transition. As a condition to the receipt of the any payments or benefits pursuant to this Agreement that are not otherwise required by law, Executive will fulfill his transition obligations (including but not limited to cooperating with the Company in all respects and transitioning to Lorenzo Delpani (or his designee) all finance-related matters and responsibilities).

8.
Notices. Any notice, demand, claim or other communication under this Agreement must be in writing and will be deemed to have been given (a) on delivery if delivered personally or by courier service or (b) on the date of transmission thereof if sent by electronic facsimile transmission and delivery is confirmed, but, in each case, only if addressed to the parties in the following manner at the following addresses (or at the other address as a party may specify by notice to the other): (i) to the Company, to the attention of the Chief Legal Officer at its principal executive offices and (ii) to Executive, at Executive’s principal address as set forth in the Company’s records.

9.
Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made between residents thereof and to be performed entirely in New York, without regard to that State’s conflict of law provisions, except as otherwise preempted by the laws of the United States. The parties consent and agree to the exclusive jurisdiction and venue of the Federal and State courts sitting in the County of New York for all purposes. Each party to this Agreement hereby waives the right to a jury trial in any lawsuit or other dispute arising out of or relating to this Agreement or Executive's employment by, or separation from employment with, the Company.

10.
Amendment; Waiver. This Agreement may not be modified, altered or changed, except upon express written consent of both of the parties. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this

Exhibit 10.1

Agreement, will not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement will remain in full force and effect as if no such forbearance or failure of performance had occurred.

11.
Entire Agreement. This Agreement (including, without limitation, the Release, and the other agreements or portions thereof which are referenced herein as continuing in effect, and which will all constitute a part of this Agreement) sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties concerning the specific subject matter of this Agreement. Each party acknowledges that it has not relied on any representations, promises, or agreements of any kind made to it in connection with the other party’s decision to enter into this Agreement, except for those set forth in this Agreement.

12.
Severability. If any provision of this Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms or provisions will not be affected thereby, and said illegal, unenforceable or invalid part, term or provision will be deemed not to be part of this Agreement.

13.
Withholding for Taxes.  The Company may withhold from any amounts payable hereunder all federal, state, city, foreign or other taxes as will be required to be withheld pursuant to any applicable law or government regulation or ruling.

14.
Binding Effect; Assignment. This Agreement will inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including, without limitation, any successor to the Company. The parties represent and warrant that they have not transferred or assigned to any person or entity any rights or obligations herein or hereunder. This Agreement is not assignable by either party without the prior written consent of the other, except that RCPC and Revlon may assign this Agreement to any assignee of or successor to substantially all of the business or assets thereof or any direct or indirect subsidiary thereof without prior written consent of Executive.

15.
Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

16.
Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and official guidance issued thereunder (“Section 409A”). This Agreement will be interpreted in accordance with Section 3.6 of the Employment Agreement. Additionally, the following rules will apply to any obligation to reimburse an expense or provide an in-kind benefit that is nonqualified deferred compensation within the meaning of Section 409A: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (b) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no particular tax treatment or result is guaranteed with respect to any payment or benefit provided hereunder or otherwise by the Company or any of its subsidiaries or affiliates. Executive is fully responsible for all taxes, penalties, interest payments, and other obligations relating to any payments or benefits provided hereunder.

17.
Captions; Drafter Protection. The headings and captions herein are provided for reference and convenience only, and will not be employed in the construction of this Agreement. It is agreed and understood that the general rule pertaining to construction of contracts, that ambiguities are to be construed against the drafter, will not apply to this Agreement.

Exhibit 10.1

18.
Consultation with Attorney; Voluntary Agreement.  Executive acknowledges that (a) the Company has advised Executive of Executive’s right to consult with an attorney of Executive’s own choosing prior to executing this Agreement, (b) Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) Executive is entering into this Agreement (including, without limitation, the Release) knowingly, freely and voluntarily in exchange for good and valuable consideration.

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Exhibit 10.1

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RCPC:	REVLON:

Revlon Consumer Products Corporation	Revlon, Inc.

By: /s/ Mark W. Pawlak	By: /s/ Mark W. Pawlak
Name: Mark W. Pawlak	Name: Mark W. Pawlak
Title: Senior Vice President, Human Resources, Employment and Administration	Title: Senior Vice President, Human Resources, Employment and Administration

EXECUTIVE:
/s/ Roberto Simon
Roberto Simon